UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant §240.14a-12

GREATBATCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 18, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Greatbatch, Inc. which will be held on Tuesday, May 21, 2013 at 12:00 p.m., Central Daylight Time, at the company’s corporate offices at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034.

Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company’s 2012 Annual Report. We encourage you to read this document. It includes information on the company’s operations, markets and products, as well as the company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. To make it easier for you to vote, we are offering Internet and telephone voting. The instructions included on your proxy card describe how to vote using these services. Of course, if you prefer, you can vote by mail by completing and signing your proxy card, and returning it in the enclosed postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Bill R. Sanford

Bill R. Sanford

Chairman of the Board

/s/ Thomas J. Hook

Thomas J. Hook

President & Chief Executive Officer

2

GREATBATCH, INC.

2595 DALLAS PARKWAY, SUITE 310

FRISCO, TEXAS 75034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greatbatch, Inc.:

The Annual Meeting of Stockholders of Greatbatch, Inc. will be held at the company’s corporate offices at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, on Tuesday, May 21, 2013 at 12:00 p.m., Central Daylight Time, for the following purposes:

1.	To elect ten directors for a term of one year and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Greatbatch, Inc. for fiscal year 2013;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.

Stockholders of record at 5:00 p.m., Eastern Daylight Time, on April 5, 2013 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Timothy G. McEvoy

Timothy G. McEvoy Vice President, General Counsel & Secretary

Frisco, Texas

April 18, 2013

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU CAN VOTE YOUR SHARES BY PROXY BY USING ONE OF THE FOLLOWING METHODS: MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE, OR VOTE BY TELEPHONE OR THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING OF STOCKHOLDERS. ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013

THE GREATBATCH, INC. 2013 PROXY STATEMENT AND 2012 ANNUAL REPORT ARE AVAILABLE AT

http://proxy.greatbatch.com

PROXY STATEMENT

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Greatbatch, Inc. (the “Company”) of proxies in the accompanying form for use at the 2013 Annual Meeting of Stockholders or any adjournment or adjournments thereof. The Company will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby.

The 2013 Annual Meeting of Stockholders of the Company will be held at 12:00 p.m., Central Daylight Time, on Tuesday, May 21, 2013 at the Company’s corporate offices at 2595 Dallas Parkway, Suite 301, Frisco, Texas 75034. The Company’s mailing address is 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, and its telephone number is (716) 759-5600.

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders of record on or about April 18, 2013. A copy of the Company’s 2012 Annual Report, including financial statements, has either previously been delivered or accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

VOTING RIGHTS

Stockholders of record at 5:00 p.m., Eastern Daylight Time, on April 5, 2013 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 23,908,126 shares of common stock, $0.001 par value per share (“Common Stock”). Each share of Common Stock is entitled to one vote. An individual who has a beneficial interest in shares allocated to the Company stock fund account under the Greatbatch, Inc. 401(k) Retirement Plan (the “401(k) Plan”) is entitled to vote the shares of Common Stock allocated to that account.

Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a proxy card or by utilizing the telephone or Internet voting procedures. An individual with a beneficial interest in the 401(k) Plan may give directions to the trustee of the 401(k) Plan, or its designated representative, as to how the allocated shares should be voted by returning the proxy card or using the telephone or Internet voting methods. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is used by giving written notice of such revocation or by delivering a later dated proxy to Timothy G. McEvoy, the Company’s Secretary, at the Company’s mailing address set forth above, or by the vote of the stockholder in person at the Annual Meeting.

Proxies will be voted in accordance with the stockholder’s direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “NOMINEES FOR DIRECTOR,” in favor of ratifying the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for fiscal year 2013, and in favor of approval of the compensation of the Company’s named executive officers.

The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the meeting. Broker non-votes, abstentions and directions to withhold authority will be counted as being present or represented at the meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power on that proposal and has not received voting instructions from the beneficial owner.

The vote of a plurality of the shares of Common Stock present in person or represented at the meeting is required for the election of directors. Broker non-votes will not constitute votes cast and will have no effect on the election of directors.

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for the Company for fiscal year 2013. In determining whether the proposal has received the requisite number of affirmative votes, an abstention will have the same effect as a vote against ratification.

Although the vote on proposal 3 (vote on executive compensation) is advisory in nature and non-binding, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required to approve the proposal. Broker non-votes will have no effect on the vote and abstentions will have the effect of a vote against approval of the proposal.

PRINCIPAL BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock as of April 5, 2013.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Dimensional Fund Advisors LP(1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,992,460	8.3%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	1,847,865	7.7%
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	1,396,162	5.8%
LSV Asset Management(4) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	1,228,297	5.1%

(1)	Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G/A on February 11, 2013. The beneficial ownership information presented and information contained in this footnote is based solely on the Schedule 13G/A. Dimensional, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Dimensional Funds.
(2)	BlackRock, Inc. filed a Schedule 13G/A on February 8, 2013. The beneficial ownership information presented is based solely on the Schedule 13G/A. The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A.
(3)	The Vanguard Group, Inc. filed a Schedule 13G/A on February 12, 2013. The beneficial ownership information presented is based solely on the Schedule 13G/A. The reported securities are owned by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly owned subsidiaries of The Vanguard Group, Inc. and serve as an investment manager of collective trust accounts and Australian investment offerings, respectively.
(4)	LSV Asset Management, Inc. filed a Schedule 13G on February 13, 2013. The beneficial ownership information presented is based solely on the Schedule 13G.

COMPANY PROPOSALS

PROPOSAL 1 – Election of Directors

Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of the Company of the following ten persons nominated by the Board, to hold office until the 2014 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2012 Annual Meeting of Stockholders except for Mr. Mazzocchi, who was appointed as a director effective December 5, 2012, and Mr. Dziedzic, who was appointed as a director effective February 28, 2013.

If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election (which events are not expected), the shares represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate. Information regarding the nominees standing for election as directors is set forth below:

Nominees for Director

Pamela G. Bailey is 64, is Chair of the Corporate Governance and Nominating Committee, a member of the Compensation and Organization Committee, and has been a director since 2002.

Ms. Bailey has been President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, since January 2009. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey is a director of the Reagan-Udall Foundation, a 501(c)(3) created by Congress to advance the mission of the Food and Drug Administraton by advancing regulatory science and research. She formerly served as a director of Albertsons, Inc., MedCath Corporation, and The National Food Laboratory, Inc.

Ms. Bailey’s forty years of healthcare public policy experience with both public and private organizations, including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed, gives her a unique perspective on a variety of healthcare-related issues. With over 20 years of chief executive officer experience at GMA, the Personal Care Products Council, AdvaMed, and other Washington-based health care trade associations, Ms. Bailey brings to the Board demonstrated management ability at senior levels. This experience, together with her experience gained as a director of Albertsons and MedCath, supports her continued service as a member of the Board.

Anthony P. Bihl III is 56, is a member of the Audit Committee, a member of the Technology Development and Innovation Committee, and has been a director since 2011.

Mr. Bihl was Group President American Medical Systems Holdings (“AMS”), a subsidiary of Endo Pharmaceuticals (“Endo”), from June 2011 through his retirement in June 2012. Prior to that, he was Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011. Mr. Bihl served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006. Prior to that, he served in a number of operations and finance roles at Bayer HealthCare and over a 20-year career at E.I. DuPont. He also is a director of Spectral Diagnostics, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock.

Mr. Bihl brings 25 years of experience in the medical device industry, in operations, finance and general management roles. His extensive background and experience supports his continued service as a member of the Board.

Joseph W. Dziedzic is 44, is a member of the Audit Committee, a member of the Compensation and Organization Committee, and has been a director since February 2013.

Mr. Dziedzic has been Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers, since 2009. Prior to joining The Brink’s Company, he had a 20-year career with General Electric. From 2006 to 2009, he was Chief Financial Officer of GE Aviation Services, from 2003 to 2006, he was Manager of Global Financial Planning and Analysis for GE Energy, and from 2000 to 2002 he served as Chief Financial Officer for GE Plastics America. Prior to 2000, Mr. Dziedzic held a number of other positions of increasing responsibility with General Electric. He is a director of the YMCA of Greater Richmond.

Mr. Dziedzic has over 20 years of experience in global operations and financial and accounting matters. The depth and breadth of Mr. Dziedzic’s financial experience support his continued service as a member of the Board.

Thomas J. Hook is 50, is a member of the Technology Development and Innovation Committee, and has been a director since 2006.

Mr. Hook has been the Company’s President and Chief Executive Officer since August 2006. Prior to August 2006, he was the Company’s Chief Operating Officer, a position to which he was appointed upon joining the Company in September 2004. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. He is Chairman of the Board of HealthNow New York, Inc., a leading healthcare company in Western New York that provides quality healthcare services to companies and individuals in that region, and serves on its executive committee. Mr. Hook is also a director of AdvaMed.

Since joining the Company as Chief Operating Officer in 2004 and becoming President and Chief Executive Officer in 2006, Mr. Hook has directed the Company’s acquisition, integration and product development efforts, growing the business from $200 million to the more diverse $646 million medical device technology company that it is today. Mr. Hook’s knowledge of the Company’s business and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

Rudy A. Mazzocchi is 54, is a member of the Corporate Governance and Nominating Committee, a member of the Technology Development and Innovation Committee, and has been a director since 2012.

Mr. Mazzocchi is Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he has held since 2010. From 2008 to 2010, he was President and Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in non-invasive photic neurostimulation to restore vision. From 2006 to 2008, Mr. Mazzocchi served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. He also served as President and Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, Mr. Mazzocchi was the founding- Chief Executive Officer of MICROVENA Corporation, now currently known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc.

Mr. Mazzocchi brings 25 years of experience in the medical device industry in operations and general management roles. His extensive background and experience in the medical device industry supports his continued service as a member of the Board.

Kevin C. Melia is 65, is Chair of the Audit Committee, a member of the Technology Development and Innovation Committee, and has been a director since 2007.

Mr. Melia was the non-executive Chairman of Vette Corporation, a privately-held provider of thermal management solutions, from June 2009 to May 2012. From 2003 to 2008, he was the non-executive Chairman of IONA Technologies PLC, a leading middleware software company. Between 2003 and November 2007, Mr. Melia also was the non-executive Chairman of A.Net (formerly Lightbridge, Inc.), an e-payment company. He was the co-founder of Manufacturers’ Services Ltd. (“MSL”), a leading company in the electronics manufacturing services industry, and served as its Chairman and Chief Executive Officer from June 1994 to January 2003. Prior to establishing MSL, Mr. Melia held a number of senior executive positions over a five-year period at Sun Microsystems, including Chief Financial Officer, president of its Sun Microsystems Computer Company subsidiary, and Senior Vice President of Operations. He also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K. and Ireland. He is a director and member of the audit and compensation committees of RadiSys Corporation, a provider of embedded advanced solutions for the communications networking and commercial systems markets, a director and member of the audit and compensation committees of Analogic Corporation, a high-technology signal and imaging processing company, and a director and audit committee member of DCC Plc, a procurement, sales, marketing, distribution and business support services group headquartered in Dublin, Ireland. Mr. Melia also is director of Merrion Capital and Merrion Capital Holdings, Irish financial services companies, and a member of the advisory board of C&S Wholesale Grocers. He also is a former director of Manugistics Corporation, Eircom, Inc. and Horizons Technologies, and a former joint managing director of Boulder Brook Partners LLC, a private investment company.

Mr. Melia is a chartered accountant (FCMA, JDIPMA) of the U.K. and Ireland. Having been a co-founder and Chairman and Chief Executive Officer of MSL and non-executive Chairman of Vette Corporation, IONA and A.Net, Mr. Melia has extensive business leadership experience. His service in senior management positions at Sun Microsystems and Digital Equipment Corporation provided him with broad knowledge in global operations and financial and accounting matters. The depth and breadth of Mr. Melia’s financial and manufacturing operations experience support his continued service as a member of the Board.

Dr. Joseph A. Miller, Jr. is 71, is Chair of the Technology Development and Innovation Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2003.

Dr. Miller retired in April 2012 as Executive Vice President and Chief Technology Officer for Corning, Inc., a position in which he had served since 2001. Before joining Corning in 2001, he served as Senior Vice President of E.I. DuPont de Nemours from 1999 to 2001 and held various executive positions with that company prior to that time. Dr. Miller is a director of Lightwave Logic. He is a former director of Dow Corning Corporation.

Dr. Miller has significant research and development knowledge and experience gained through his positions at Corning and DuPont. His extensive knowledge and experience gives him insight into a number of issues facing the Company and supports his continued service as a member of the Board.

Bill R. Sanford is 69, is Chairman of the Board, is a member of the Corporate Governance and Nominating Committee, and has been a director since 2000.

Mr. Sanford is Chairman of Symark LLC, a company he founded in 1979 that focuses on the development and commercialization of biosciences systems, products and services. He is Executive Founder and retired Chairman, President and Chief Executive Officer of Steris Corporation, a global provider of infection and contamination prevention systems, products, services and technologies. Mr. Sanford serves on the board of directors of KeyCorp, its executive and audit committees, and on the board of directors of its KeyBank N.A. subsidiary. He is an active early and growth stage equity investor through Symark, and serves as a board member, executive and advisor of several private for-profit companies, not-for-profit organizations, investment limited partnerships and venture capital firms.

Mr. Sanford is an experienced entrepreneur, senior executive, consultant, investor and board member with extensive public company, new venture, merger and acquisition, marketing and sales, turnaround and market development experience. He has both public and private company financing experience, including initial and secondary public stock offerings, structured debt financings, public stock mergers and private equity and venture capital investments. Mr. Sanford’s background and experience, including his extensive experience in the medical device industry, support his continued service as a member of the Board.

Peter H. Soderberg is 66, is Chair of the Compensation and Organization Committee, a member of the Audit Committee, and has been a director since 2002.

Mr. Soderberg is managing partner of Worthy Ventures Resources, LLC, a private investment company he founded in February 2010. He retired in January 2010 as President and Chief Executive Officer of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries), a position he held since March 2006. From January 2000 to March 2006, he was President and Chief Executive Officer of Welch Allyn, Inc., and for the seven years prior to that, Chief Operating Officer of Welch Allyn’s medical products business. Mr. Soderberg also held a number of positions over a twenty-three year career with Johnson & Johnson, where his final position was as president of one of its operating subsidiaries. Until his retirement, he also had served on the board of directors of Hill-Rom and AdvaMed. Mr. Soderberg currently serves as a Director of St. Vincent Health System (Indianapolis), as well as of several privately-held medtech companies. He is a former director of Constellation Brands, Inc. and Welch Allyn.

Having served in the roles of President and Chief Executive Officer of Hill-Rom and Welch Allyn, Mr. Soderberg has significant management experience and business understanding. Running a public company gave Mr. Soderberg front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. His deep knowledge of healthcare policy and patient care delivery, gained through his long career in the healthcare industry, provides our Board with a valuable perspective on the priorities of and challenges facing our major customers. These attributes support Mr. Soderberg’s continued service as a member of the Board.

William B. Summers, Jr. is 62, is a member of the Compensation and Organization Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2001.

Mr. Summers retired in June 2006 as Chairman of McDonald Investments, Inc., a position he had held since 1998. He also held the additional positions of President (from 1989 through 1998) and Chief Executive Officer (from 1994 through 1998) of that investment company. Mr. Summers serves on the board of directors of RPM International, Inc., and is chairman of its audit committee and a member of its executive committee. He also serves on the advisory boards of Molded Fiberglass Companies, MAI Wealth Advisors LLC, and IQWARE Marketing, LLC, and on the board of directors of The Rock and Roll Hall of Fame and Museum, Baldwin-Wallace University, State Troopers of Ohio, and the Convention and Visitors Bureau of Greater Cleveland, Inc. Mr. Summers previously served as chairman of the board of the National Association of Securities Dealers, as chairman of the board of the NASDAQ Stock Market, and as a director of the New York Stock Exchange (“NYSE”). He is a former director of Developers Diversified Realty, Inc.

Through his positions with McDonald Investments, Mr. Summers gained leadership experience and extensive knowledge of complex financial and operational issues. In addition, through his service with the NASDAQ Stock Market and the NYSE and on the boards of other public companies, Mr. Summers has gained valuable experience dealing with the capital markets, accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public corporations. This experience supports Mr. Summers’ continued service as a member of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, Deloitte & Touche has been appointed by the Board as the Company’s independent registered public accounting firm for fiscal year 2013, a capacity in which it has served since 2000. Although stockholder approval is not required, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2013. In the event the stockholders fail to ratify the appointment, the Board will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s best interests. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2012 and 2011:

	2012	2011
Audit Fees(1)	$1,366,760	$1,333,450
Audit-Related Fees(2)	9,000	28,946

Total Audit and Audit-Related Fees	1,375,760	1,362,396
Tax Fees(3)	—	8,550
All Other Fees	5,200	—

Total Fees	$1,380,960	$1,370,946

(1)	Represent fees billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements and for review of the Company’s quarterly condensed consolidated financial statements.
(2)	Represents fees billed by Deloitte & Touche for services rendered related to the performance of their audit but are not included in (1) above.
(3)	Represents fees billed by Deloitte & Touche for tax compliance, planning and consulting.

Audit Committee Pre-Approval Policy on Audit and Non-Audit Services. As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by Regulation S-X, Rule 2-01(c)(7)(i)(c)). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. None of the services described above provided by Deloitte & Touche were approved by the Audit Committee under the de minimis exception rule.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

PROPOSAL 3 – Advisory Vote on Compensation of the Named Executive Officers

The Company seeks your advisory vote on a resolution to approve the compensation of our named executive officers as disclosed in this proxy statement. Our named executive officers are the Chief Executive Officer, the Chief Financial Officer, the next three highest paid executive officers, and the former Chief Financial Officer (“Named Executive Officers”). Although your vote is advisory and will not be binding on the Board or the Company, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company’s executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company. We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices. As discussed below in the Compensation Discussion and Analysis (“CD&A”) section, the Company’s compensation for its Named Executive Officers includes the following elements:

•

Long-term equity compensation with multi-year performance based vesting. The most significant element of the Named Executive Officers’ equity compensation opportunity is the LTI Program for which vesting depends on the Company’s total stockholder return relative to its peer group over a three-year period.

•

Total cash compensation tied to performance. A significant portion of the cash compensation opportunity for the Named Executive Officers is based on the Company’s performance. As such, the cash compensation for the Named Executive Officers has fluctuated from year to year, reflecting the Company’s financial results.

The text of the resolution in respect of Proposal 3 is as follows:

“Resolved, that the stockholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The beneficial ownership of Common Stock by each of the directors, each of the Named Executive Officers, and by all directors and executive officers as a group is set forth in the following table as of April 5, 2013, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name of Beneficial Owner	Number of Shares	Percent of Class
Pamela G. Bailey(1)	77,774	*
Anthony P. Bihl III (2)	22,339	*
Joseph W. Dziedzic(3)	4,314	*
Thomas J. Hook(4)	600,698	2.5%
Rudy A. Mazzocchi(5)	7,025	*
Kevin C. Melia(6)	65,744	*
Dr. Joseph A. Miller, Jr.(7)	78,158	*
Bill R. Sanford(8)	135,201	*
Peter H. Soderberg(9)	76,738	*
William B. Summers, Jr.(10)	87,316	*
Michael Dinkins(11)	52,488	*
Mauricio Arellano(12)	133,520	*
Susan M. Bratton(13)	169,375	*
Michelle Graham(14)	27,161	*
Thomas J. Mazza(15)	145,924	*
All directors and executive officers as a group (17 persons) (16)	1,746,110	6.9%

(1)	Includes (i) 55,086 shares Ms. Bailey has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 21,377 shares directly held by her.
(2)	Includes (i) 16,392 shares Mr. Bihl has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 4,636 shares directly held by him.
(3)	Includes (i) 2,467 shares Mr. Dziedzic has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 924 shares of restricted stock; and (iii) 923 shares directly held by him.
(4)	Includes (i) 489,438 shares Mr. Hook has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 3,056 shares allocated to his account under the 401(k) Plan; and (iii) 108,204 shares directly held by him.
(5)	Includes (i) 4,175 shares Mr. Mazzocchi has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 1,539 shares directly held by him.

(6)	Includes (i) 46,445 shares Mr. Melia has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 17,988 shares directly held by him.
(7)	Includes (i) 57,336 shares Dr. Miller has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 19,511 shares directly held by him.
(8)	Includes (i) 76,779 shares Mr. Sanford has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,966 shares of restricted stock; and (iii) 56,456 shares directly held by him.
(9)	Includes (i) 55,086 shares Mr. Soderberg has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 20,341 shares directly held by him.
(10)	Includes (i) 55,086 shares Mr. Summers has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 1,311 shares of restricted stock; and (iii) 30,919 shares directly held by him.
(11)	Includes (i) 42,707 shares Mr. Dinkins has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 212 shares allocated to his account under the 401(k) Plan; and (iii) 9,569 shares directly held by him.
(12)	Includes (i) 110,042 shares Mr. Arellano has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 3,142 shares allocated to his account under the 401(k) Plan; and (iii) 20,336 shares directly held by him.
(13)	Includes (i) 101,983 shares Ms. Bratton has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 5,422 shares allocated to her account under the 401(k) Plan; and (iii) 61,970 shares directly held by her.
(14)	Includes (i) 16,025 shares Ms. Graham has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 752 shares allocated to her account under the 401(k) Plan; and (iii) 10,384 shares directly held by her.
(15)	Includes (i) 120,013 shares Mr. Mazza has the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013; (ii) 3,264 shares allocated to his account under the 401(k) Plan; and (iii) 22,647 shares directly held by him.
(16)	Includes 1,297,486 shares the directors and executive officers have the right to acquire pursuant to options exercisable currently or within 60 days after April 5, 2013.
*	Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Exchange Act, the Company’s directors and officers are required to report their beneficial ownership of the Common Stock and any changes in that beneficial ownership to the Securities and Exchange Commission (“SEC”) and the NYSE. The Company believes that these filing requirements were satisfied. In making the foregoing statement, the Company has relied on copies of the reporting forms received by it or on the written representations from such reporting persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation programs for our senior level managers, which includes the Named Executive Officers, are designed to be consistent with our compensation philosophy. Our philosophy is to provide compensation programs that will attract, motivate and reward associates who drive the Company’s success through high performance and innovation. Our compensation strategy is focused on maintaining a competitive position in the marketplace. Based upon this philosophy and strategy, we have designed our compensation programs to include fixed cash and equity-based compensation at the targeted competitive market median rate and performance cash and equity-based compensation at above competitive market median rates if above competitive market median performance is achieved. We believe that this philosophy is important in order to attract, retain and properly incentivize senior level management and should provide value to our stockholders through a higher stock price.

Our compensation programs are designed by our Compensation Committee in collaboration with management and with input from an independent compensation consultant hired by the Compensation Committee and approved by our Board. Our compensation programs consist of the following:

•	Base Salary

•	Annual Performance-Based Cash Incentives

•	Long-Term Equity Awards with both Time- and Performance-Based Vesting Components

•	Retirement and Change in Control Agreements

•	Other Personal Benefits

As illustrated in the graphs below, we believe that performance and equity-based compensation should increase as a percentage of total direct compensation as salary grade levels and responsibility increases. We target our Named Executive Officers’ total cash and total direct compensation to be consistent with our competitive market. By following this philosophy, we believe we can attract and retain executives who have the appropriate skill set to develop and execute our strategic plans and attain both our short and long- term financial and strategic objectives.

The following graphs depict the mix of cash versus equity compensation as a percentage of total direct compensation granted to our Named Executive Officers during 2012 assuming maximum performance levels are achieved:

Consistent with our compensation philosophy, we believe that our compensation programs for senior level managers, including the Named Executive Officers, should have a significant amount of compensation that is “at risk,” which serves to better align the interests of management with those of our stockholders. To accomplish this, our compensation programs include both short and long-term performance incentive programs. Our long-term incentive programs cover a three-year performance period.

The following graphs depict the mix of time (fixed) versus performance (at risk) based compensation as a percentage of total direct compensation granted to our Named Executive Officers during 2012 assuming maximum performance levels are achieved:

During 2012, we submitted the compensation programs for our Named Executive Officers to a non-binding advisory vote of our stockholders. Based upon the number of votes cast, 93% of our stockholders voted in favor of our programs. Thus, we believe that an overwhelming majority of our stockholders support our current compensation programs for our Named Executive Officers and that no significant changes to our compensation programs are warranted. The Compensation Committee will continue to monitor this advisory vote on an annual basis.

Compensation Committee Practices and Procedures

The Compensation Committee, in collaboration with management, is responsible for the design and oversight of our compensation programs with appropriate approval and general oversight from the Board. This responsibility includes the determination of compensation levels and awards provided to the Named Executive Officers. The Compensation Committee directly engages Ernst & Young LLP to independently advise them on compensation matters and recommendations made by management. A representative of Ernst & Young was present in person or by telephone for all seven meetings held by the Compensation Committee during 2012.

As a result of the recently-enacted NYSE rules regarding the independence of compensation consultants, the Compensation Committee has considered the other services Ernst & Young provides to the Company, the amount of fees paid to Ernst & Young by the Company, Ernst & Young’s policies and procedures designed to prevent conflicts of interest, any business or personal relationship Ernst & Young may have with any member of the Compensation Committee, any stock of the Company owned by Ernst & Young, and any business or personal relationship Ernst & Young has with any of the Company’s named executive officers. Following that review, the Compensation Committee concluded that Ernst & Young’s work for the Compensation Committee does not raise a conflict of interest.

The Compensation Committee also is responsible for recommending to the Board for approval the performance and compensation adjustments for Mr. Hook, our President & Chief Executive Officer. For the remaining Named Executive Officers, Mr. Hook makes recommendations regarding performance and compensation adjustments to the Compensation Committee for approval. Grants of equity-based compensation are approved by the Compensation Committee in accordance with long-term incentive programs established by the Compensation Committee with the assistance of Ernst & Young. Although not required by our long-term incentive plans, the Board provides final approval on equity-based compensation awards.

During 2012, Michelle Graham, Senior Vice President of Human Resources and Timothy G. McEvoy, Vice President, General Counsel & Secretary, attended meetings of the Compensation Committee to provide counsel and assistance to the Compensation Committee as needed. These executives were not present during executive sessions of the Compensation Committee or when items pertaining to their individual compensation were discussed.

Competitive Market Review

As one factor when determining compensation levels and programs, the Compensation Committee compares our programs and performance against a peer group of companies. At the beginning of 2012, the peer group consisted of fourteen publicly traded companies similar in size and operating in similar industries and with whom we may compete for executive talent. The companies that comprised our compensation peer group at the beginning of 2012 were as follows:

Analogic Corporation	ResMed Inc.
CONMED Corporation	SonoSite, Inc.
CTS Corporation	Symmetry Medical, Inc.
Edwards Lifesciences Corporation	Thoratec Corporation
Integra LifeSciences Holdings Corporation	West Pharmaceutical Services, Inc.
Merit Medical Systems, Inc.	Wright Medical Group, Inc.
Orthofix International	ZOLL Medical Corporation

The Compensation Committee typically reevaluates the peer group every two to three years or sooner if a peer group company is acquired or if an event occurs such that the companies in the peer group are no longer comparable to our Company. In 2012, SonoSite, Inc. and ZOLL Medical Corporation were removed from the peer group because they were acquired during that year.

As a result of those changes and in order to bring the number of companies in our peer group back to the 13 to 15 range, in 2012 the Compensation Committee reviewed and updated our peer group. Edwards LifeSciences and ResMed Inc. were removed from the peer group because they were no longer within the range of 50 percent to 200 percent of Company revenue size, and five other companies were added that both fit within that range and were representative of the markets in which we compete. In particular, KEMET Corp. was added to provide more representation of our Electrochem markets due to the acquisition of Micro Power Electronics, Inc. We believe that this is an appropriate size for a peer group in order to obtain a representative sample of our market, yet to keep the size of the peer group at a manageable level for analysis purposes. We believe the companies in our peer group (i) have relevant overlap with our industry, customers and products, (ii) are similar in size, and (iii) have key metrics that are consistent with our growth strategy. The key metrics considered included revenue size and growth rate, return on equity, net income, earnings per share (“EPS”) growth, average gross margins and enterprise value. Additionally, the Compensation Committee took into consideration companies identified as peers of our peers, peers by our analysts and certain governance rating agencies. The companies comprising our current compensation peer group are as follows:

Analogic Corporation	Merit Medical Systems, Inc.
ArthoCare Corporation *	NuVasive, Inc. *
CONMED Corporation	Orthofix International
CTS Corporation	Symmetry Medical, Inc.
Haemonetics Corporation *	Thoratec Corporation
Integra LifeSciences Holdings Corporation	West Pharmaceutical Services, Inc.
KEMET Corporation *	Wright Medical Group, Inc.
Masimo Corporation *

* New for 2012

The 2012 compensation packages for our Named Executive Officers were based in part on a 2009 market study performed by Ernst & Young which utilized compensation peer group data supplemented by market survey data and which was adjusted for factors such as prior individual experience and performance and expected future contributions, performance of our Company, internal equity considerations within our Company and the degree of difficulty in replacing the executive.

The 2009 market study, which provided base salary, total cash compensation and total direct compensation analysis, utilized proxy data of our peer group from 2006 to 2008 and survey data from the following sources:

Title	Publisher	Year
Executive Compensation Assessor	Economic Research Institute	2009
U.S. Executive Survey Report	Mercer HR Consulting	2008
Top Management Compensation	Watson Wyatt Data Services	2008-2009

In determining recommended compensation levels, the Ernst & Young analysis also utilized various analytical tools, including total remuneration analysis and tally sheets, which provide a summary of the total compensation (cash, equity, benefits and perquisites) provided to the Named Executive Officers, as well as the impact of the Company’s performance on compensation. In prior years, internal pay equity analysis and equity wealth accumulation and sensitivity analysis were also performed. The Compensation Committee has determined that, absent a meaningful change in circumstances, these tools should be utilized on a periodic as opposed to an annual basis. In 2012, the Compensation Committee engaged Ernst and Young to perform a market study related to the compensation of the Named Executive Officers, since the last study performed was in 2009. This updated market study was used as a basis to set 2013 compensation levels for our Named Executive Officers.

The Compensation Committee sets the performance goals for annual cash incentives based upon prior year performance, the Company’s plan for the current year and the level of risk and stretch goals included in those plans, estimated industry and category performance, and the Board’s desire for continuous and meaningful performance improvement. Industry and category performance considered includes the performance of our largest customers supplemented by performance information of our peer group, as well as the growth rates of our largest markets (Cardiac, Vascular and Orthopaedic, as well as Energy and Portable Medical as a proxy for our Electrochem Solutions segment). The performance goals for long-term equity incentives are based upon relative total shareholder return (“TSR”) versus the peer group described above.

Base Salary

We provide our senior level managers with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position. The target salary for our senior level managers is based in part on the competitive market median of our compensation peer group, supplemented by published survey data. Our general practice is to be within 90% to 110% of the competitive market median. In addition to the factors listed above, actual base salaries may differ from the competitive market median target as a result of various other factors including prior individual performance and expected future contributions, performance of our Company, internal pay equity considerations within our Company and the degree of difficulty in replacing the individual. Any such differences are approved by the Compensation Committee and in the case of Mr. Hook, by the Board. The base salaries of our Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility. We expect the base salaries of our Named Executive Officers to generally increase in-line with any increases to the median competitive market rates. The base salaries for our Named Executive Officers were as follows:

	2010 Base Salary	2011 Base Salary		2012 Base Salary		2013 Base Salary
Thomas J. Hook	$525,000	$546,000		$546,000		$559,650
Michael Dinkins (1)	NA	NA		360,000		366,120
Thomas J. Mazza (2)	290,000	301,600		301,600		NA
Mauricio Arellano	285,000	325,000	(3)	325,000		328,250
Susan M. Bratton	265,000	275,600		295,000	(3)	310,000	(3)
Michelle Graham	250,000	250,000		250,000		258,750

(1)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012.
(2)	Mr. Mazza served as Chief Financial Officer through May 4, 2012.
(3)	Increase due to promotion or increase in responsibility.

The salary increase provided to Mr. Arellano for 2011 took into consideration his additional responsibilities in connection with his promotion to President of Greatbatch Medical at the end of 2010. For 2012, base salaries for the Named Executive Officers, except Susan Bratton, were not increased in order to offset the financial impact to the Company’s results of operations of an increased level of research and development costs in connection with the Company’s medical device strategy. The 2012 salary increase for Ms. Bratton was made in order to compensate her for the additional responsibilities assumed as a result of the acquisition of Micro Power Electronics, Inc. in December 2011, which effectively doubled the size of the Electrochem business.

For 2013, base salaries for the Named Executive Officers were increased to reflect the solid performance of our Company over the past year and are a reasonable market increase for companies with similar performance to ours. The salary increase provided to Ms. Bratton for 2013 also took into consideration her additional responsibilities in connection with her promotion to President of the Electrochem business at the end of 2012.

Annual Cash Incentives

Overview. During 2011, we embarked on a project to develop a new global compensation framework that allows for flexibility for future growth and integrates and optimizes the various compensation programs within our Company. As a result of this initiative, for 2012, our Named Executive Officers were compensated under our new Greatbatch Growth Bonus Plan (“G2B Plan”). The payment of annual cash incentives for senior level managers, including our Named Executive Officers, is based upon the achievement of financial performance metrics of the Company and is governed by our G²B Plan which replaced our Short-Term Incentive Compensation Program (“STIC Program”). The objective of the G²B Plan is to provide a target level of performance-based cash compensation at the median of our competitive market with the opportunity for above median compensation if above median performance is achieved. Achievement at the 100% target level is deemed to be a “realistic” but challenging goal and any amount greater than the target is believed to be a “stretch” goal.

G²B Plan awards for the Named Executive Officers are based upon Company-wide performance metrics. For other senior level managers, G²B Plan awards are based upon a combination of the achievement of Business Unit objectives and Company-wide performance metrics. In general, we believe that the higher the salary grade of an associate, the more that the G²B Plan award should be based upon the performance of the overall Company. As this component of compensation is “at risk” and is based upon the achievement of various performance metrics, it can vary significantly from year to year.

G²B Plan awards for our Named Executive Officers are calculated based upon the following formula:

Total Available Award (TAA) = (Base Salary x Individual G²B Plan %) x G²B Plan Funding %

G²B Plan Funding %. Overall funding of the G²B Plan is based upon Company-wide performance measures as recommended by the Compensation Committee and is generally approved by the Board at its first meeting each year. Funding of the G²B Plan is calculated in accordance with the following scale:

Achievement of Performance Measure	Funding %
Less than Threshold	0%
Threshold—100%	50% – 100%
100%—Maximum	100% – 200%

For 2012, the G²B Plan funding percentage was based upon two financial metrics, total revenue (25%) and adjusted operating income (75%). In addition, if the adjusted operating income threshold had not been achieved, no portion of the G²B Plan would have been funded. Once the adjusted operating income metric is achieved the plan funding begins at 50%. The Compensation Committee believes that these performance metrics are appropriate as they are controllable by the broad group of managers to which the G²B Plan applies and are key metrics to drive stockholder value. The Compensation Committee also believes that these metrics are aligned with the Company’s strategic objective of growing revenue and profitability. The 2011 STIC Program funding percentage was also based upon total revenue (25%) and adjusted operating income (75%) of the Company. The 2010 STIC Program funding percentage was based upon total revenue (40%) and adjusted operating income (60%) of the Company. The weighting change between revenue and adjusted operating income was made in 2011 in order to put more emphasis on profitable growth and as the adjusted operating income metric is believed to be more directly controlled by management and aligned with the interest of stockholders.

For 2012, the G²B Plan was funded as follows:

	2012
	Revenue (25%)	Adjusted OI (75%)
Threshold/Target/Maximum	$630M/$655M/$680M	$73.2M/$80.6M/$88M
Actual	$646.2M	$73.9M
Actual % of Target Achieved	82.4%	54.7%
Weighted Average G2B Funding %	61.6%

The individual metric achievement percentages were determined as follows:

	2012
	Revenue (25%)		Adjusted OI (75%)
Threshold	$630.0M	50.0%	$73.2M	50.0%
Actual	$646.2M	82.4%	$73.9M	54.9%
Target	$655.0M	100.0%	$80.6M	100.0%

For 2011 and 2010, the STIC Program was funded as follows:

	2010		2011
	Revenue (40%)	Adjusted OI (60%)	Revenue (25%)	Adjusted OI (75%)
Threshold/Target/Maximum	$520M/$550M/$580M	$59M/$71M/$83M	$528M/$550M/$572M	$64M/$71M/$78M
Actual	$533.4M	$64.9M	$564.3M	$68.0M
Actual % of Target Achieved	72.3%	74.8%	165.1%	78.6%
Weighted Average STIC Funding %	73.8%		100.19%

Adjusted amounts differ from those calculated under generally accepted accounting principles (“GAAP”) primarily as a result of the exclusion of: (i) acquisition-related charges; (ii) facility consolidation, manufacturing transfer and system integration charges; (iii) asset write-down and disposition charges; (iv) severance charges in connection with corporate realignments or a reduction in force; (v) litigation charges and gains; (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt; (vii) unusual or infrequently occurring items; (viii) certain RD&E expenditures, such as design verification testing (“DVT”) expenses incurred in connection with the development of our neuromodulation platform; (ix) gain/loss on the sale of investments; (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. All of these adjustments were reviewed and approved by the Compensation Committee. See “Strategic and Financial Overview” in Item 7 of our 2012 Form 10-K for a reconciliation of adjusted amounts to GAAP.

Individual G2B/STIC %. Individual cash incentives are calculated by multiplying the funding percentage by the individual’s target payout. The individual target payout was determined by the Compensation Committee in order to provide targeted total cash compensation (base salary + cash incentive) at the median of our competitive market. The target payout as a percentage of base salary for our Named Executive Officers is as follows:

	STIC		STIC		G2B	G2B
	2010		2011		2012(2)	2013
President & CEO	85	%(1)	85%		90%	90%
CFO(3)	70%		70%		75%	75%
Mauricio Arellano	65%		70	%(1)	75%	75%
Susan M. Bratton	65%		65%		70%	75	%(1)
Michelle Graham (4)	NA		65%		70%	70%

(1)	Includes a promotional increase.
(2)	Beginning in 2012, the STIC Program and the 5% discretionary equity contribution, discussed in the 401(k) Plan section, were replaced by the G2B Plan.
(3)	Mr. Mazza served as Chief Financial Officer through May 4, 2012. Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012.
(4)	Ms. Graham was hired in December 2010 as Senior Vice President, Human Resources.

Illustrative Computation of 2012 G2B Award for Thomas J. Hook:

TAA = (Base Salary ($546,000) x Individual G2B % (90%)) x G2B Funding % (61.6%) = $302,702

Annual cash incentives for our Named Executive Officers under the G²B plan are awarded pursuant to the Company’s Executive Short-Term Incentive Compensation Plan, which was approved by stockholders at our 2012 Annual Meeting in order to meet the requirements under Internal Revenue Code (“IRC”) §162(m). Under IRC §162(m), a limitation is placed on the tax deductibility of compensation to certain executives of a publicly-held corporation that exceeds $1,000,000 in any taxable year, unless the compensation meets certain requirements. Historically, our deductions for executive compensation have not been materially impacted by IRC §162(m) and we do not anticipate any change as a result of the adoption of the G2B Plan.

Long-Term Equity Awards

Overview. In addition to cash incentives, we also compensate senior level managers, including our Named Executive Officers, with long-term equity awards. These awards are designed to align management’s performance incentives with the interests of our stockholders. Additionally, they are used as a recruiting and retention tool. Historically, we granted equity awards under various existing long-term incentive plans, including the following: (i) the 1998 Stock Option Plan; (ii) the 2005 Stock Incentive Plan; (iii) the 2009 Stock Incentive Plan; and (iv) the 2011 Stock Incentive Plan. The 1998 Stock Option Plan has been frozen for new stock award issuances.

The following table provides information regarding the Company’s equity compensation plans:

Plan Category (As of December 28, 2012)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(2)
Equity compensation plans approved by security holders (1)	2,909,987	$23.18	1,356,921
Equity compensation plan not approved by security holders	—	—	—

Total	2,909,987	$23.18	1,356,921

(1)	Consists of stock options issued under the 1998 Stock Option Plan, the Non-Employee Director Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan. Also includes 849,215 shares of restricted stock units that were granted under the 2005 Stock Incentive Plan, the 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan at a weighted average grant date fair value of $16.63 per share, which is not included in the amounts reported in column b.
(2)	As of December 28, 2012, 1,356,921 shares were available for future grants of stock options, stock appreciation rights, restricted stock, restricted stock units or stock bonuses. Due to plan sub-limits, of the shares available for grant only 563,271 shares were available for issuance in the form of restricted stock, restricted stock units or stock bonuses.

Our equity-based compensation plans and awards are designed and administered by the Compensation Committee in collaboration with management and subject to general oversight by our Board. Historically, we have granted associates equity-based compensation in the form of non-qualified and incentive stock options, restricted stock and restricted stock units. Annual equity-based awards are granted in December, and are effective on the first day of the new fiscal year. The Board typically meets five times per year based upon a schedule determined several months in advance. Accordingly, the proximity of any awards to earnings announcements or the release of material non-public information would be coincidental. All stock options are issued with strike prices that are equal to the value of our closing stock price on the grant date.

Except as described in the “Employment Agreement” and “Retirement and Change in Control Agreements” sections of this discussion, all unvested equity awards expire upon termination of employment. Upon termination, other than for cause, all vested equity awards expire at various times following termination, up to ninety days, based upon the reason for termination and the terms of the equity plan they were awarded from. Upon termination for cause, all vested outstanding equity awards expire immediately.

Upon termination of employment due to death or disability, all vested equity awards expire at various times following the event, up to one year, based upon the terms of the equity plan they were awarded from. Upon termination of employment due to death or disability, the Compensation Committee has discretion on whether or not to vest all unvested equity awards.

In the event of a change in control, as defined in the respective plan agreement, all unvested equity awards issued prior to 2012 immediately vest, unless determined otherwise by the Compensation Committee. Beginning in 2012, all unvested time-based equity awards granted will immediately vest upon a change in control, but only the portion of unvested performance-based equity awards that would have vested under the original plan design will immediately vest, unless determined otherwise by the Compensation Committee. See further discussion regarding change in control benefits in the “Retirement and Change in Control Agreements” section.

We believe that a majority of the compensation expense arising from stock options granted under the 2005, 2009 and 2011 Stock Incentive Plans is deductible for tax purposes and is not limited by IRC §162(m). Our deductions for time-based restricted stock and restricted stock units may be limited in the future under IRC §162(m) primarily due to the timing of vesting. The Compensation Committee considers the potential non-deductibility of stock incentive awards under IRC §162(m) when setting award levels. The Compensation Committee believes that our equity programs are properly designed for the retention and incentivizing of senior management, which is in the best interest of stockholders even if IRC §162(m) limits are periodically exceeded and the tax deductions are limited.

In 2010, the Board approved the LTI Program for senior level managers, including our Named Executive Officers, which replaced the Long-Term Incentive Award Program (“LTIP Program”) and Supplemental Annual Long-Term Incentive Award Program (“SALT Program”). The LTI Program has both a time- and performance-based component, similar to the LTIP and SALT Programs, and includes a number of current “best practices” with regards to equity compensation programs.

In addition to the LTI Program awards, all associates, including our Named Executive Officers, are eligible for equity award grants at the time of hire, upon promotion, for special recognition and/or significant changes in responsibility. These awards are typically granted at the next scheduled Board meeting following the event date.

LTI Program. The LTI Program includes both a time and performance-based award. The objective of the time-based portion of the LTI Program is to provide total direct compensation, when combined with the executive’s base salary and G2B/STIC Program award at target, at the 25th to 35th percentile of our competitive market. The objective of the performance-based portion of the LTI Program is to provide a supplemental award that targets total direct compensation at the 60th percentile of our competitive market and targets the 75th percentile if the maximum performance level is achieved.

The individual maximum award that can be earned under the LTI Program is expressed as a percentage of the Named Executive Officer’s salary as follows:

	2010	2011		2012	2013
President & CEO	430%	430%		430%	430%
CFO(1)	260%	260%		260%	260%
Mauricio Arellano	230%	260	%(3)	260%	260%
Susan M. Bratton	230%	230%		230%	260	%(3)
Michelle Graham(2)	NA	230%		230%	230%

(1)	Mr. Mazza served as Chief Financial Officer through May 4, 2012. Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012.
(2)	Ms. Graham was hired in December 2010 as Senior Vice President, Human Resources.
(3)	Includes a promotional increase.

The time-based portion of the LTI Program awards was determined based upon the following formula:

Maximum Time Award (MTA) = (Base Salary x Individual Maximum Award %) x 25%

Non-Qualified Stock Option Grant = (MTA) ÷ Grant Date Black-Scholes Value

We utilize the Black-Scholes option pricing model to estimate the fair value of stock options granted for financial statement reporting purposes as allowed under GAAP. See Note 11 of the Notes to the Consolidated Financial Statements contained in Item 8 of our 2012 Form 10-K for further explanation of the assumptions and methodology for determining the fair value of stock options granted.

The time-based portion of the LTI Program awards vests in three equal annual installments on the last day of each fiscal year, beginning in the year of grant. The time-based portion of the LTI Program award are issued in the form of non-qualified stock options to provide a balance between the amount of stock options and full-value awards provided to senior management and to align their interests with those of stockholders.

The maximum performance-based portion of the LTI Program awards, which is granted 100% in restricted stock units, will be determined based upon the following formula:

Maximum Performance Award (MPA) = (Base Salary x Individual Maximum Award %) x 75%

Restricted Stock Unit Grant = MPA ÷ Grant Date Closing Stock Price

The performance metric for these awards is TSR relative to our peer group for a three-year performance period. In measuring TSR, the peer group is set at the award date and does not change unless a peer group company is acquired, in which case that company is removed entirely from the performance measurement period. Relative TSR was selected as the Compensation Committee believed it most closely aligns the interests of management with those of stockholders and, since this is a long-term measure, does not incentivize excessive risk taking. LTI performance awards will vest at the end of the three-year performance period as follows:

TSR Performance Rank	Vesting Amount
25th Percentile	5.3% of MPA (Threshold Shares)
25th Percentile—75th Percentile	Linear calculation between Threshold and Maximum Shares
75th Percentile and above	100% of MPA (Maximum Shares)

Illustrative Computation of 2012 LTI Program Award for Thomas J. Hook:

Maximum Time Award (MTA) = ($546,000 x 430%) x 25% = $586,950

Non-Qualified Stock Option Grant = ($586,950) ÷ $8.1235 = 72,253 stock options

Maximum Performance Award (MPA) = ($546,000 x 430%) x 75% = $1,760,850

Restricted Stock Unit Grant = $1,760,850 ÷ $22.10 = 79,676 restricted stock units

Threshold Performance Award (TPA) = (($546,000 x 430%) x 75%) x 5.333% = $93,906

Restricted Stock Unit Grant = $93,906 ÷ $22.10 = 4,249 restricted stock units

Other Equity-Based Compensation. In addition to the LTI Program, senior level managers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. These awards are used as a recruiting and retention tool. Historically, these grants were made in the form of stock options, restricted stock, or restricted stock units. In 2012, Messrs. Hook and Arellano received an additional grant of restricted stock units of 25,586 shares and 22,150 shares, respectively. These grants were awarded in recognition of the significant progress both made in advancing the long term prospects and profitability of the Greatbatch business and served as an additional retention tool for those executive officers as they vest over four years.

Share Ownership and Holding Period Guidelines

In order to align the interests of our senior level managers with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation Committee designed and the Board approved stock ownership guidelines.

The ownership requirement for our Named Executive Officers is calculated as a multiple of base salary as follows:

Multiple of Base Salary
President & CEO	5.0x
CFO and Other Named Executive Officers	2.5x

For purposes of measuring compliance with these guidelines, shares owned directly or indirectly by the participant or his or her immediate family members, as well as unvested time-based restricted stock and restricted stock units issued under our long-term equity compensation programs are considered “owned.” Unvested performance-based restricted stock and restricted stock units do not count toward satisfying the guidelines.

The following table provides the status of our Named Executive Officers toward achieving these ownership guidelines as of December 28, 2012:

Named Executive Officers	% of Ownership Guideline Achieved
Thomas J. Hook	Achieved
Michael Dinkins (1)	24%
Thomas J. Mazza	67%
Mauricio Arellano	Achieved
Susan M. Bratton	Achieved
Michelle Graham	63%

(1)	Appointed as CFO on May 7, 2012.

The ownership guidelines also contain a holding period requirement for equity awards. Senior level managers are required to hold exercised stock options and vested restricted stock/units, net of applicable taxes, for one year following the exercise or vesting unless the participant has achieved their stock ownership requirement.

Retirement and Change in Control Agreements

Overview. We believe that it is in the best interest of our Company and stockholders to have the unbiased dedication of our senior level managers, without the distraction of personal uncertainties such as retirement or a change in control. We have designed our retirement and other post-employment benefit programs to reduce these distractions. We believe our programs allow for a smooth transition in the event of retirement or a change in control without providing “windfall” benefits. We also believe that these benefits are competitive with those of comparable companies.

The components of our retirement and post-employment benefits program are as follows:

•	Executive Retirement Guidelines

•	401(k) Plan

•	Change in Control Agreements

We do not offer our U.S. based associates defined benefit pension or deferred compensation benefits as these plans are more expensive to administer in comparison to the programs that we do offer. When designing our retirement and other post-employment benefit programs we consider IRC §409A and continue to evaluate our programs in light of the guidance issued under that rule.

We currently do not have a formal severance plan for our associates. In the past, we have provided post-employment severance benefits to our associates who are terminated in connection with a reduction-in-force or corporate reorganization. Generally, these benefit amounts are based upon length of service and position level with the Company. Severance payments are at the discretion of management.

The offer letters of Michael Dinkins, Senior Vice President & Chief Financial Officer, and Michelle Graham, Senior Vice President, Human Resources, provide that in the event that the Company terminates their employment for any reason other than cause, as defined in their offer letters, they will be entitled to salary, health and medical benefit continuation for a period of one year following the date of termination. In the event of a hypothetical termination by the Company for any reason other than cause as of December 28, 2012, Mr. Dinkins would be entitled to a payment of approximately $380,000 and Ms. Graham would be entitled to a payment of approximately $269,000. All future executive officers of the Company are expected to have similar severance arrangements.

Executive Retirement Guidelines. Senior managers who are at least 59 1/2 years of age with a combination of age and length of service equal to at least 69 1/2 years are eligible to receive certain benefits under our Executive Retirement Guidelines. These guidelines have been approved by our Board and allow for the following:

•	accelerated vesting of all outstanding time-based stock incentive awards;

•	partial continuation of all outstanding performance-based stock incentive awards, subject to the applicable performance metrics being achieved; and

•	extension of the time eligible to exercise outstanding stock options.

In exchange for these benefits, the executives are required to sign a two-year non-compete agreement. In order to be considered for these benefits, executives must submit a voluntary retirement request form at least six months prior to their anticipated retirement date and facilitate the transition of their responsibilities to their successor. All requests for retirement and benefits under our Executive Retirement Guidelines by Named Executive Officers are reviewed and approved by our Board.

401(k) Plan. Nearly all of our U.S. based associates are eligible to participate in our defined contribution 401(k) Plan. This plan provides for the deferral of associate compensation up to the maximum IRC limit and a discretionary Company match. From 2010 to 2012, this match was $0.35 per dollar of participant deferral, up to 6% of the base salary for each participant.

In addition to the discretionary Company match described above, prior to 2012, U.S. based associates were eligible to receive an additional discretionary contribution of up to 5% of their base salary to the 401(k) Plan if certain performance metrics were achieved. The full 5% contribution was earned for fiscal year 2011 as the $1.65 adjusted earnings per share performance target was achieved. No contributions were made in 2010 as a result of our Company not achieving its performance targets for that year. Beginning in 2012, this 5% discretionary equity contribution was replaced by the G2B Plan described above.

Each year we perform standard year-end coverage, nondiscrimination and compliance testing on our 401(k) Plan to ensure compliance with applicable Internal Revenue Service rules and regulations. In the event the plan does not meet the nondiscrimination requirements, a prorated portion of the contributions made by “highly compensated” associates will be returned to the respective associate in order to ensure compliance.

Participants immediately vest in their own contributions and earnings, and in the matching and stock contributions to the 401(k) Plan.

Change in Control Agreements. We have entered into change in control agreements with certain key associates including our Named Executive Officers. These agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change in control. If the associate is terminated after the change in control, other than for death, disability or cause, or the executive terminates the agreement for good reason, then the executive will be entitled to certain benefits to be paid in a lump sum in cash. The most significant components of those benefits are as follows:

•	two times annual salary;

•	two times the greater of (i) average bonus for the three year period prior to the date of termination or (ii) current year G2B Plan award at the target level;

•	$25,000 for outplacement services;

•	24 months coverage under the Company’s medical and other benefit plans (i.e. education assistance, financial planning);

•	immediate vesting of all equity awards, except as otherwise provided in the applicable award agreement; and

•

reimbursement of relocation expenses following the change in control if the Company had relocated the associate at the Company’s request within twelve months prior to the change in control and the associate returns to the original place of his or her residence.

Our change in control agreements entered into prior to 2011 provide that the Company will make the executive whole for any golden parachute excise tax imposed on a change in control payment, unless the payments are less than 110% of the safe harbor amount. An executive is not entitled to this gross-up if the present value of payments does not exceed 110% of the safe harbor threshold. Instead, the payment due to the executive would be reduced to the safe harbor threshold. During 2011, the Compensation Committee amended the change in control agreements with our Named Executive Officers in order to make them more fully compliant with IRC §409A, to provide greater clarity from an IRC §409A perspective and to reduce the tax exposure of both the associate and the Company if challenged by the Internal Revenue Service.

Additionally, during 2011, the Compensation Committee amended the form of change in control agreement, which will be provided to prospective executives joining the Company after 2011, to replace the gross-up language found in the existing agreements with a best after-tax provision (i.e., the executive’s payment will be scaled back to the golden parachute safe harbor if better off on an after-tax basis) and to include a 24 month post-employment non-compete covenant. This new form of change in control agreement is applicable to Mr. Dinkins.

Based upon the hypothetical termination date of December 28, 2012, the change in control termination benefits for our Named Executive Officers would be as follows:

	Salary & Bonus	Acceleration of Stock- Based Awards(1)	Continuance of Benefits(2)	Outplacement Services	Severance	Tax Gross- Up/Modified Cut-Back	Total
Thomas J. Hook	$2,074,800	$4,330,080	$416,603	$25,000	$464,100	$2,327,336	$9,637,919
Michael Dinkins	1,260,000	1,866	202,167	25,000	—	—	1,489,033
Thomas J. Mazza	1,055,600	1,191,246	77,555	25,000	—	899,135	3,248,536
Mauricio Arellano	1,137,500	1,661,363	276,302	25,000	—	980,053	4,080,218
Susan M. Bratton	1,054,000	962,933	58,388	25,000	—	788,079	2,888,400
Michelle Graham	850,000	563,166	49,002	25,000	—	—	1,487,168

(1)	Based upon our closing stock price of $22.89 per share as of December 28, 2012 (the last day of our fiscal year).
(2)	Includes the continuation of all benefits described in the Other Personal Benefits section below for a period of two years.

In designing these agreements, we considered IRC §280G. IRC §280G denies a tax deduction for any and all excess golden parachute payments for corporations undergoing a change in control. In addition, the recipient of such payment must pay a 20% excise tax on the amount of the payment. IRC §280G provides a safe harbor from this excise tax if the present value of any parachute payments under a change in control does not exceed certain thresholds as defined in the IRC.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level managers with various other benefits as follows:

•	Education Reimbursement

•	Life Insurance

•	Long-Term Disability

•	Executive Financial Planning

•	Executive Physicals

•	Relocation

We provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives. These benefits also reduce the amount of time and attention that senior level managers must spend on personal matters and allow them to dedicate more time to our Company. We believe that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of our Company and its stockholders.

Education Reimbursement. All associates and dependents of certain associates are eligible to participate in our Education Reimbursement Program. This program is provided to support our innovation and commitment to continuous improvement. We believe that education will support the development of our associates for new positions and enhance their contributions to the achievement of our strategic goals.

Under our Education Reimbursement Program, we reimburse the cost of tuition, textbooks and laboratory fees for all of our associates and dependents of certain associates. All full-time associates are eligible for 100% reimbursement upon the successful completion of job related courses or degree programs. The dependent children benefit for certain associates relates to post-secondary education and vests on a straight-line basis over ten years. For associates hired after January 1, 2003, the maximum amount of dependent children reimbursable tuition is based on the cost of tuition at the recognized local state university. For associates hired prior to January 1, 2003 and for all of the Named Executive Officers, there is no maximum limit for dependent children reimbursement. This dependent tuition reimbursement program was frozen on December 14, 2011 and is now limited to those U.S. associates who were employed by the Company as of that date. Minimum academic achievement is required in order to receive reimbursement under all Education Assistance Programs. In 2012, Mr. Hook was the only Named Executive Officer who received benefits under this program.

Life Insurance. Our executive officers receive term life insurance paid by the Company of $5 million for the President and Chief Executive Officer and $1 million for other executive officers. Additionally, the Company reimburses the executive officers for any additional tax burden resulting from this benefit.

Long-Term Disability. Our executive officers receive long-term disability insurance paid by the Company equal to 60% of salary plus an average of the last two years cash incentive (G2B/STIC) award, with no cap. Additionally, the Company reimburses the executive officers for any additional tax burden resulting from this benefit.

Executive Financial Planning. All senior level managers, except the CEO, are eligible for reimbursement of financial planning services. Reimbursement is approved for dollar amounts up to $5,000 in the first year of the program and up to $2,500 in all other years. Qualified expenses include income tax preparation, estate planning and investment planning, among others.

Executive Physicals. We provide senior level managers with annual physicals. We cover 100% of the cost of this program. This program was developed to promote the physical well being and health of our senior level managers.

Relocation. Reimbursement for relocation expenses for senior level managers is made in accordance with our Executive Relocation Program. This program allows senior level managers to remain as productive as possible during the relocation transition. We provide a miscellaneous allowance equal to two month’s base salary (not to exceed $30,000) and up to three house hunting trips. Additionally, we will pay for temporary lodging and unavoidable storage for up to 90 days, and we will pay for duplicate housing expense for up to 180 days if the current home has been listed for 30 days and a new home has been purchased. We also offer “Loss on Sale Protection” under which we will reimburse up to $100,000 on the loss on sale of the current residence. All reimbursed amounts are to be repaid if the senior level manager voluntarily terminates his or her employment within 24 months of relocation.

Other Benefits. Senior level managers also participate in other benefit plans that we fully or partially subsidize. Their participation is on the same terms as other associates of the Company. Some of the more significant of these benefits include medical, dental and vision insurance, and vacation.

Employment Agreement

In April 2010, the Company entered into an employment agreement with Mr. Hook in order to secure his continuing services as President & Chief Executive Officer. In addition to the benefits discussed in this section, the agreement provides for the following:

•	Term extends through January 7, 2014;

•	Grant of 50,000 shares of non-qualified stock options and 25,000 shares of restricted stock, which vest 25% on January 3, 2011, 25% on January 2, 2012 and 50% on January 2, 2013;

•

In the event of death or permanent disability: i) salary and benefits (only health insurance in the event of death) continuation through the term of the employment agreement or one year whichever is longer; and ii) immediate vesting of all non-vested equity awards including performance awards granted in 2010 or later, which may be reduced by up to 50% at the discretion of the Compensation Committee;

•

In the event of termination without cause or with good reason as defined in the agreement: i) one year salary; ii) severance payment equal to $3 million plus 85% of base salary; and iii) immediate vesting of all time-based equity awards granted in 2010 or later;

•	Right to exercise vested options upon termination is extended to twelve months; and

•	Unless Mr. Hook is terminated without cause, he will be subject to a non-compete agreement during the term of the employment agreement and 24 months from the date of last payment under the contract.

The following table presents the benefits that would be received by Mr. Hook under his employment agreement in the event of a hypothetical termination as of December 28, 2012:

	Salary	Acceleration of Stock-Based Awards(1)	Continuance of Benefits(2)	Severance	Total
Permanent Disability	$546,000	$6,153,863	$131,326	$—	$6,831,189
Death	546,000	6,153,863	11,352	—	6,711,215
Termination Without Cause	546,000	801,426	—	3,491,400	4,838,826
Termination With Good Reason	546,000	801,426	—	3,491,400	4,838,826
Termination for Cause	—	—	—	—	—
Termination Without Good Reason	—	—	—	—	—
Retirement	—	801,426	—	—	801,426

(1)	Based upon our closing stock price of $22.89 per share as of December 28, 2012 (the last day of our fiscal year).
(2)	Includes the continuation of all benefits described in the Other Personal Benefits section above.

No other Named Executive Officer has an employment agreement with the Company.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing in this document with management and based upon this review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectively submitted,

Pamela G. Bailey

Joseph W. Dziedzic

Peter H. Soderberg (Chair)

William B. Summers, Jr.

Compensation Risk Analysis

The preceding CD&A generally describes our compensation policies, plans and practices that are applicable for executives and senior managers of the Company. The Company uses a combination of fixed and variable and short and long-term compensation programs across all of its business units, with a significant focus on corporate and business financial performance as generally described in this Proxy Statement. The Company does not believe that risks arising from its compensation policies, plans or practices are reasonably likely to have a material adverse effect on the Company.

COMPENSATION TABLES

2012 Realized Compensation Table

The SEC’s required calculation of total compensation, as shown in the 2012 Summary Compensation Table as shown below, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the Named Executives Officers in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each named executive, as reported on the Named Executive Officers W-2 form for each of the years shown.

Name and Principal Position	Year	Realized Compensation(1)
Thomas J. Hook	2012	$1,938,891
President &	2011	1,505,038
Chief Executive Officer	2010	2,478,041
Michael Dinkins(2)	2012	414,062
Senior Vice President &
Chief Financial Officer
Thomas J. Mazza(3)	2012	602,770
Former SVP &	2011	546,924
Chief Financial Officer	2010	760,992
Mauricio Arellano	2012	826,535
President,	2011	565,272
Greatbatch Medical	2010	730,450
Susan M. Bratton	2012	519,721
President,	2011	473,528
Electrochem	2010	675,975
Michelle Graham(4)	2012	552,436
Senior Vice President,	2011	426,250
Human Resources	2010	164,374

(1)	Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2012 Summary Compensation Table. Realized compensation is not a substitute for total compensation. The amounts shown reflect income for the years shown as reported on the Named Executive Officers W-2 forms. For 2012, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (3) contributions to 401(k) and medical premiums that are deducted from income on a pre-tax basis, minus (4) the company’s 401(k) match (as reflected in the 2012 All Other Compensation Table), plus (5) the value realized in 2012 from the exercise of stock options, vesting of restricted stock and/or vesting of restricted stock units before payment of any applicable withholding taxes. In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules reflects any cash incentive earned in the year shown. For more information on total compensation as calculated under the SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table below.
(2)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012. Amounts do not include compensation received by Mr. Dinkins while serving as a director. See the 2012 Director Compensation section of this report.
(3)	Mr. Mazza served as Chief Financial Officer through May 4, 2012.
(4)	Ms. Graham’s employment with Greatbatch began in December 2010.

2012 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for fiscal years 2012, 2011 and 2010. During 2010, we entered into a new employment agreement with Mr. Hook, which included a one-time grant of stock options and restricted stock. See the “Employment Agreement” section of the CD&A for further discussion. Total cash compensation, which includes salary and non-equity incentive plan compensation under our G2B/STIC Program, is based on individual performance as well as on the overall performance of the Company as more fully described in the “Base Salary” and “Annual Cash Incentives” sections of the CD&A. Generally, the emphasis that is placed on stock-based compensation increases as the level of responsibility of the individual associate increases. During 2010, the Company adopted the LTI Program which replaced the LTIP and SALT Programs. See the “Long-Term Equity Awards” section of the CD&A for further discussion.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp.(5)	All Other Comp.(8)	Total
Thomas J. Hook	2012	$546,000	$—	$1,819,035	$586,947	$296,545	$333,466	$3,581,993
President &	2011	546,000	—	1,484,509	586,943	464,982	146,099	3,228,533
Chief Executive Officer	2010	525,000	—	1,991,212	708,681	329,288	106,362	3,660,543
Michael Dinkins(6)	2012	235,385	—	471,271	233,997	102,310	198,283	1,241,246
Senior Vice President &
Chief Financial Officer
Thomas J. Mazza(7)	2012	301,600	—	407,148	196,036	133,182	47,982	1,085,948
Former SVP &	2011	301,600	—	495,807	196,032	211,521	53,518	1,258,478
Chief Financial Officer	2010	290,000	—	486,611	94,244	149,794	28,443	1,049,092
Mauricio Arellano	2012	325,000	—	988,727	211,243	143,993	253,264	1,922,227
President,	2011	325,000	—	447,689	211,244	227,932	39,238	1,251,103
Greatbatch Medical	2010	285,000	—	423,033	81,933	136,396	28,303	954,665
Susan M. Bratton	2012	292,796	—	329,118	158,465	120,906	36,093	937,378
President,	2011	275,600	—	335,826	158,468	179,480	36,109	985,483
Electrochem	2010	265,000	—	393,336	76,181	127,103	34,839	896,459
Michelle Graham	2012	250,000	—	298,549	143,745	101,643	23,764	817,701
Senior Vice President,	2011	250,000	50,000	304,640	143,743	162,809	22,367	933,559
Human Resources	2010	14,423	150,000	449,990	—	—	—	614,413

(1)	Amounts represent the dollar value of base salary earned during fiscal years 2012, 2011, and 2010.
(2)	Amounts represent payments made in connection with Ms. Graham’s acceptance of employment in December 2010.
(3)	Amounts represent the aggregate grant date fair value of stock awards granted. The valuation of restricted stock and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2013. Mr. Arellano’s 2012 amount includes $550,000 related to a grant of restricted stock units in connection with his accomplishments during his first year as President of Greatbatch Medical that vest over three years. Mr. Hook’s 2012 amount includes $600,000 related to a one-time grant of restricted stock units that vest over four years. Mr. Hook’s 2010 amount includes $534,000 related to a one-time grant of restricted stock awarded in connection with his new employment agreement that vest over three years. See the “Employment Agreement” section of the CD&A for further discussion.
(4)	Amounts represent the aggregate grant date fair value of stock options granted. The valuation of stock options is based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2013. Mr. Hook’s 2010 amount includes $426,000 related to a one-time grant of stock options awarded in connection with his new employment agreement that vest over three years. See the “Employment Agreement” section of the CD&A for further discussion.
(5)

Amounts represent cash awards earned under our G2B/STIC Programs and does not include the portion of the G2B/STIC Program award paid in the form of Greatbatch stock to the respective executives’ 401(k) account, which is included in All Other Comp. See “Annual Cash Incentives” section of the CD&A for a discussion of this program.

(6)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012. Amounts do not include compensation received by Mr. Dinkins while serving as a director. See the 2012 Director Compensation section of this report.
(7)	Mr. Mazza served as Chief Financial Officer through May 4, 2012.

(8)	Items included in All Other Compensation were as follows:

	Year	401(k) Contribution	Term Life Insurance Premiums	Long- Term Disability Insurance Premiums	Tax Gross-Up	Perquisites	Excess Vacation	Other	Total
Thomas J. Hook	2012	$11,408	$16,300	$17,945	$19,642	$232,384	$35,787	$—	$333,466
	2011	17,645	13,250	12,582	15,486	48,570	38,566	—	146,099
	2010	5,145	13,250	17,993	18,730	26,337	24,657	250	106,362
Michael Dinkins	2012	7,833	—	1,075	387	188,988	—	—	198,283
Thomas J. Mazza	2012	10,095	5,780	7,390	11,689	—	12,228	800	47,982
	2011	17,645	5,780	12,647	11,047	—	6,399	—	53,518
	2010	5,876	5,780	4,273	6,206	—	6,308	—	28,443
Mauricio Arellano	2012	9,728	1,740	7,852	3,450	215,443	15,051	—	253,264
	2011	17,645	1,740	6,653	5,031	—	8,169	—	39,238
	2010	—	1,740	7,567	5,579	—	13,417	—	28,303
Susan M. Bratton	2012	11,408	1,420	10,012	6,450	—	6,403	400	36,093
	2011	17,645	1,420	8,771	6,109	—	2,164	—	36,109
	2010	5,145	1,420	9,229	5,533	—	13,512	—	34,839
Michelle Graham	2012	11,257	1,048	6,820	4,439	—	—	200	23,764
	2011	17,548	1,048	1,965	1,806	—	—	—	22,367
	2010	—	—	—	—	—	—	—	—

Perquisites for the Named Executive Officers are included in “All Other Compensation” if the aggregate value is equal to or greater than $10,000. The perquisites included are set forth in the table below. No perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to the respective executive, except to the extent of the dollar values described below:

	Year	Executive Physical	Dependent Education Reimbursement(1)	Relocation	Service Awards/ Gifts	Personal Travel
Thomas J. Hook	2012		$83,982	$145,928	X	X
	2011	$5,367	39,387			X
	2010	X	X		X	X
Michael Dinkins	2012	X		185,513
Mauricio Arellano	2012			214,568	X
	2011
	2010

(1)	Includes reimbursement for tuition, textbooks and laboratory fees for the Named Executive Officer and their dependents. See the discussion under the heading “Education Reimbursement” section of the CD&A.

2012 Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during fiscal year 2012. The 2012 awards for the Named Executive Officers except Mr. Dinkins were approved on December 21, 2011 and had a grant date of January 2, 2012 (first day of the Company’s 2012 fiscal year). Mr. Dinkins’ grant was approved on March 5, 2012 and had a grant date of May 7, 2012 (the first day of his employment). All stock-based awards in 2012 were granted from our 2005 Stock Incentive Plan, our 2009 Stock Incentive Plan or our 2011 Stock Incentive Plan. Under these plans, all stock options expire 10 years from the date of grant. Based upon the executive retirement guidelines and change in control agreements in place with our Named Executive Officers, acceleration of vesting occurs for all time-based awards and a partial vesting for all performance-based awards upon a change of control or retirement. Acceleration of vesting upon death or disability is at the discretion of the Compensation Committee. Prior to vesting, associates who receive a grant of restricted stock are eligible to participate in the rights or privileges of a stockholder of the Company with respect to those shares, including the right to receive dividends and vote. We did not pay any cash dividends in 2012 and currently intend to retain all earnings to further develop and grow our business.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(3)	Awards	Awards(4)
					(#)	(#)	(#)	(#)	(#)	($/Sh)
Thomas J. Hook		$245,700	$491,400	$982,800	—	—	—	—	—	$—	$—
	1/2/2012	—	—	—	4,249	39,838	79,676	—	72,253	22.10	1,805,990
	3/6/2012	—	—	—	—	—	—	25,586	—	—	599,992
Michael Dinkins (5)		88,270	176,539	353,078	—	—	—	—	—	—	—
	5/7/2012	—	—	—	1,642	15,401	30,802	—	27,985	22.79	705,268
Thomas J. Mazza		113,100	226,200	452,400	—	—	—	—	—	—	—
	1/2/2012	—	—	—	1,419	13,305	26,611	—	24,132	22.10	603,184
Mauricio Arellano		121,875	243,750	487,500	—	—	—	—	—	—	—
	1/2/2012	—	—	—	1,529	14,338	28,676	—	26,004	22.10	649,985
	2/15/2012	—	—	—	—	—	—	22,150	—	—	549,985
Susan M. Bratton		103,250	206,500	413,000	—	—	—	—	—	—	—
	1/2/2012	—	—	—	1,147	10,755	21,511	—	19,507	22.10	487,583
Michelle Graham		87,500	175,000	350,000	—	—	—	—	—	—	—
	1/2/2012	—	—	—	1,040	9,756	19,513	—	17,695	22.10	442,294

(1)

Amounts represent potential 2012 cash awards under our G2B Plan. Awards range from 50% to 200% of the target amount depending on the actual performance metric that is achieved. Award would be $0 if the threshold amount is not achieved–see “Annual Cash Incentives” section of the CD&A for discussion of this program. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned in 2012, which were paid in 2013.

(2)	Amounts represent 2012 performance-based restricted stock units that were awarded under our LTI Program. The 2012 LTI Program awards vest on January 2, 2015 depending on the actual performance metric that is achieved. Award would be 0 shares if the threshold amount is not achieved. See the “Long-Term Equity Awards” section of the CD&A for discussion of this program.
(3)	The 2012 grants represent non-qualified stock option awards that were granted under our LTI Program and vest 33% at the end of each year, including the year of grant. See the “Long-Term Equity Awards” section of the CD&A for discussion of this program.
(4)	The valuation of stock options and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2013.
(5)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012. Amounts do not include stock awards received by Mr. Dinkins while serving as a director. See the 2012 Director Compensation section of this report.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes the number and terms of stock option, restricted stock and restricted stock unit awards outstanding for each of the Named Executive Officers as of December 28, 2012.

		Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
		(#)(1)	(#)(1)	(#)(2)				(#)(3)		(#)(5)
Thomas J. Hook
	9/1/2004	50,000	—	—	$16.70	8/31/2014	3/10/2010	—	—	81,244	$1,859,675
	3/31/2005	18,742	—	—	18.24	3/30/2015	4/11/2010	12,500	286,125	—	—
	5/24/2005	500	—	—	24.62	5/23/2015	1/1/2011	—	—	72,913	1,668,979
	6/8/2005	25,431	—	—	23.60	6/7/2015	1/2/2012	—	—	79,676	1,823,784
	2/12/2006	25,225	—	—	25.22	2/11/2016	3/6/2012	19,190	439,259	—	—
	8/8/2006	66,996	—	—	22.38	8/7/2016	—	—	—	—	—
	3/6/2007	31,481	—	—	25.50	3/5/2017	—	—	—	—	—
	3/4/2008	43,417	—	—	20.14	3/3/2018	—	—	—	—	—
	10/13/2008	26,449	—	—	21.88	10/12/2018	—	—	—	—	—
	1/5/2009	33,874	—	—	26.53	1/4/2019	—	—	—	—	—
	5/15/2009	17,548	—	—	26.53	5/14/2019	—	—	—	—	—
	3/10/2010	34,337	—	—	20.84	3/9/2020	—	—	—	—	—
	4/11/2010	25,000	25,000	—	21.37	4/10/2020	—	—	—	—	—
	1/1/2011	41,354	21,304	—	24.15	12/31/2020	—	—	—	—	—
	1/2/2012	24,084	48,169	—	22.10	1/1/2022	—	—	—	—	—
Michael Dinkins
	11/7/2008	9,293	—	—	$25.07	11/6/2018	5/7/2012	—	—	30,802	$705,058
	11/7/2008	1,041	—	—	25.07	11/6/2018	—	—	—	—	—
	1/5/2009	5,767	—	—	26.53	1/4/2019	—	—	—	—	—
	1/4/2010	7,446	—	—	19.55	1/3/2020	—	—	—	—	—
	1/1/2011	6,217	—	—	24.15	12/31/2020	—	—	—	—	—
	1/2/2012	3,615	—	—	22.10	1/1/2022	—	—	—	—	—
	5/7/2012	9,328	18,657	—	22.79	5/3/2022	—	—	—	—	—
Thomas J. Mazza
	11/10/2003	4,665	—	—	$37.51	11/9/2013	3/10/2010	—	—	27,135	$621,120
	7/1/2004	2,800	—	—	27.50	6/30/2014	1/1/2011	—	—	24,352	557,417
	2/11/2005	5,000	—	—	16.99	2/10/2015	1/2/2012	—	—	26,611	609,126
	3/31/2005	7,074	—	—	18.24	3/30/2015	—	—	—	—	—
	6/8/2005	6,684	—	—	23.60	6/7/2015	—	—	—	—	—
	2/12/2006	9,081	—	—	25.22	2/11/2016	—	—	—	—	—
	8/8/2006	8,695	—	—	22.38	8/7/2016	—	—	—	—	—
	3/6/2007	8,143	—	—	25.50	3/5/2017	—	—	—	—	—
	3/4/2008	12,781	—	—	20.14	3/3/2018	—	—	—	—	—
	10/13/2008	7,091	—	—	21.88	10/12/2018	—	—	—	—	—
	1/5/2009	9,972	—	—	26.53	1/4/2019	—	—	—	—	—
	5/15/2009	4,705	—	—	26.53	5/14/2019	—	—	—	—	—
	3/10/2010	11,468	—	—	20.84	3/9/2020	—	—	—	—	—
	1/1/2011	13,811	7,116	—	24.15	12/31/2020	—	—	—	—	—
	1/2/2012	8,043	16,089	—	22.10	1/1/2022	—	—	—	—	—

		Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
		(#)(1)	(#)(1)	(#)(2)				(#)(3)		(#)(5)
Mauricio Arellano
	11/10/2003	1,946	—	—	$37.51	11/9/2013	3/10/2010	—	—	23,590	$539,975
	5/25/2004	5,000	—	—	26.65	5/24/2014	1/1/2011	—	—	26,242	600,679
	7/1/2004	1,875	—	—	27.50	6/30/2014	1/2/2012	—	—	28,676	656,394
	3/31/2005	6,535	—	—	18.24	3/30/2015	2/15/2012	22,150	507,014	—	—
	6/8/2005	6,176	—	—	23.60	6/7/2015	—	—	—	—	—
	2/12/2006	7,467	—	—	25.22	2/11/2016	—	—	—	—	—
	8/8/2006	8,142	—	—	22.38	8/7/2016	—	—	—	—	—
	3/6/2007	7,478	—	—	25.50	3/5/2017	—	—	—	—	—
	5/22/2007	3,794	—	—	29.65	5/21/2017	—	—	—	—	—
	3/4/2008	10,611	—	—	20.14	3/3/2018	—	—	—	—	—
	10/13/2008	5,541	—	—	21.88	10/12/2018	—	—	—	—	—
	1/5/2009	8,280	—	—	26.53	1/4/2019	—	—	—	—	—
	5/15/2009	3,677	—	—	26.53	5/14/2019	—	—	—	—	—
	3/10/2010	9,970	—	—	20.84	3/9/2020	—	—	—	—	—
	1/1/2011	14,883	7,668	—	24.15	12/31/2020	—	—	—	—	—
	1/2/2012	8,667	17,337	—	22.10	1/1/2022	—	—	—	—	—
Susan M. Bratton
	7/1/2003	5,000	—	—	$35.70	6/30/2013	3/10/2010	—	—	21,934	$502,069
	7/1/2004	5,600	—	—	27.50	6/30/2014	1/1/2011	—	—	19,685	450,590
	3/31/2005	7,112	—	—	18.24	3/30/2015	1/2/2012	—	—	21,511	492,387
	6/8/2005	6,721	—	—	23.60	6/7/2015	—	—	—	—	—
	2/12/2006	7,686	—	—	25.22	2/11/2016	—	—	—	—	—
	8/8/2006	8,142	—	—	22.38	8/7/2016	—	—	—	—	—
	3/6/2007	7,478	—	—	25.50	3/5/2017	—	—	—	—	—
	3/4/2008	10,309	—	—	20.14	3/3/2018	—	—	—	—	—
	10/13/2008	5,383	—	—	21.88	10/12/2018	—	—	—	—	—
	1/5/2009	8,043	—	—	26.53	1/4/2019	—	—	—	—	—
	5/15/2009	3,572	—	—	26.53	5/14/2019	—	—	—	—	—
	3/10/2010	9,270	—	—	20.84	3/9/2020	—	—	—	—	—
	1/1/2011	11,165	5,752	—	24.15	12/31/2020	—	—	—	—	—
	1/2/2012	6,502	13,005	—	22.10	1/1/2022	—	—	—	—	—
Michelle Graham
	1/1/2011	10,127	5,218	—	$24.15	12/31/2020	12/13/2010	6,339	$145,100	—	—
	1/2/2012	5,898	11,797	—	22.10	1/1/2022	1/1/2011	—	—	17,857	$408,747
	—	—	—	—	—	—	1/2/2012	—	—	19,513	446,653

(1)	Time-based stock option awards become exercisable as follows:

Option Grant Date	Vesting Schedule
11/10/03, 5/25/04, 9/1/04, 2/11/05, 5/24/05	See Other Equity-Based Compensation discussion within the “Long-Term Equity Awards” section of the CD&A. The amount of stock options exercisable was determined each year by the Compensation Committee and was based upon the financial performance of the Company for the preceding year. The historical vesting of these awards was as follows: 2003—24.4%; 2004—15.6%; 2005—24.4%; 2006—24.0%; 2007—16.0%; 2008—20% and 2009—15.6%. These awards are now fully vested.

5/22/07	See Other Equity-Based Compensation discussion within the “Long-Term Equity Awards” section of the CD&A. The amount of stock options exercisable is determined each year by the Compensation Committee and is based upon the financial performance of the Company for the preceding year. Notwithstanding the foregoing, the option becomes exercisable in full on the seventh anniversary of the grant date if employment with the Company has not terminated. The historical vesting of these awards was 20% per year from 2007 to 2011. This award is now fully vested.

7/1/03, 7/1/04	Stock options become exercisable 33 1/3% on the last day of each fiscal year for three years following the date of grant, including the year of grant.

3/10/10, 1/1/11, 1/2/12, 5/7/12	See LTI Program discussion within the “Long-Term Equity Awards” section of the CD&A. Stock options become exercisable 33 1/3% on the last day of each fiscal year for three years following the date of grant, including the year of grant.

3/31/05, 2/12/06, 3/6/07, 3/4/08, 1/5/09	Stock options were awarded under the LTIP Program, which was replaced in 2010 by the LTI Program. Stock options become exercisable 25% on the last day of each fiscal year for four years following the date of grant, including the year of grant.

6/8/05, 8/8/06, 10/13/08, 5/15/09	Stock options were awarded under the SALT Program, which was replaced in 2010 by the LTI Program. Stock options became exercisable if certain performance targets were achieved. Performance targets included revenue, adjusted operating income, adjusted EPS, and adjusted cash flows and were based upon a 3 year performance period. The performance metrics for these awards have been met. These awards are now fully vested.

11/7/08, 1/5/09, 1/4/10	Stock options were granted as part of annual Director’s fees and had a one year vesting period with the exception of the first 11/7/08 grant. This was an initial Board appointment grant and become exercisable 33 1/3% on the last day of each fiscal year for three years following the date of grant, including the year of grant. See Equity Compensation discussion within the “2012 Director Compensation” section of this report.

4/11/10	Stock options become exercisable 25% on January 3, 2011, 25% on January 2, 2012 and 50% on January 2, 2013.

(2)	There are currently no performance-based stock option awards outstanding that are unearned.

(3)	Stock awards vest as follows:

Stock/Unit Award Grant Date	Vesting Schedule
4/11/10	Restricted stock award vests 25% on January 3, 2011, 25% on January 2, 2012 and 50% on January 2, 2013.

12/13/10	Restricted stock unit award vests 33 1/3% on the last day of each fiscal year for three years following the year of grant.

2/15/12	Restricted stock unit award vests 25% on the last day of fiscal years 2013, 2014 and 50% on the last day of fiscal year 2015.

3/6/12	Restricted stock unit award vests 25% on the last day of each fiscal year for four years following the date of grant, including the year of grant.

(4)	Market value of shares of stock that have not vested is calculated as the product of the closing price of our stock on December 28, 2012 of $22.89 and the number of unvested shares/units.

(5)	See LTI Program discussion within the “Long-Term Equity Awards” section of the CD&A. Stock awards vest as follows:

Unit Award Grant Date	Vesting Schedule
3/10/10	Restricted stock unit award vests on December 28, 2012 if TSR performance goals are met.

1/1/11	Restricted stock unit award vests on January 3, 2014 if TSR performance goals are met.

1/2/12, 5/7/12	Restricted stock unit award vests on January 2, 2015 if TSR performance goals are met.

2012 Stock Option Exercises and Stock Vested

The following table summarizes the number of stock option awards exercised and the number of stock awards vested during 2012 for the Named Executive Officers, including the value realized.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Thomas J. Hook	—	$—	27,517	$638,577
Michael Dinkins(3)	—	—	—	—
Thomas J. Mazza	—	—	2,497	57,156
Mauricio Arellano	—	—	2,132	48,801
Susan M. Bratton	—	—	2,016	46,146
Michelle Graham	—	—	6,340	145,123

(1)	During 2012, none of the Named Executive Officers exercised stock option awards.
(2)	Based upon the closing price of the Company’s Common Stock on the NYSE on the date the stock awards vested.
(3)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012. Amounts do not include stock awards received by Mr. Dinkins while serving as a director. See the 2012 Director Compensation section of this report.

Pension Benefits and Nonqualified Deferred Compensation Tables

These tables are not required as we do not offer our Named Executive Officers the pension or nonqualified deferred compensation benefits required to be reported in these tables. See the “Change of Control Agreements” and “Employment Agreement” sections of the CD&A for a description of potential post-employment payments.

CORPORATE GOVERNANCE AND BOARD MATTERS

The business of the Company is managed under the direction of the Board. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance. The full text of the Guidelines can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.”

The Company has historically provided all of its new associates with a copy of an associate handbook that has included a summary of the Company’s Code of Business Conduct and Ethics. In addition, the Company has required new associates to certify that they are responsible for reading and familiarizing themselves with the Code of Business Conduct and Ethics, and adhering to such policies and procedures.

The Company’s Code of Business Conduct and Ethics applies to its directors, officers, associates and consultants. The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Business Conduct and Ethics encourages individuals to report any illegal or unethical behavior that they observe. The Code of Business Conduct and Ethics is a guide to help ensure that all such individuals live up to the highest ethical standards.

The full text of the Code of Business Conduct and Ethics can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.” The Company intends to post on this website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules.

A copy of the Guidelines and the Code of Business Conduct and Ethics also may be obtained without charge by written request made to the Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.

Leadership Structure of the Board

The positions of the Chairman of the Board and Chief Executive Officer have been separate since August 2006. The Board believes such structure continues to be in the best interests of the Company and its stockholders. The Chairman organizes Board activities to enable the Board to effectively provide guidance to and have oversight of and accountability for management. To fulfill that role, the Chairman, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•	Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;

•	Establishing the annual agenda of the Board and agendas of each meeting in consultation with the Chief Executive Officer;

•	Advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agendas and information needs for the Board committees;

•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	Coordinating periodic review of management’s strategic plan and enterprise risk management program for the Company;

•	Leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	Coordinating the annual performance review of the Chief Executive Officer and other key senior managers;

•	Consulting with committee chairs about the retention of advisors and experts;

•	Acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•

Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•	Working with management on effective communication with stockholders;

•	Encouraging active participation by each member of the Board; and

•	Performing such other duties and services as the Board may require.

Board Independence

Other than Mr. Hook, who is an employee of the Company, the Board has determined that each of the directors is independent under the NYSE’s Corporate Governance Listing Standards. In accordance with those standards, the Board undertook its annual review of director independence. During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner or officer, or holding shares, of an organization that has a relationship with the Company may cause the director not to be independent. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Following the review described above, the Board has affirmatively determined that except for Mr. Hook, no current director has a material relationship with the Company that is inconsistent with a determination of independence. Therefore, the Board affirmatively determined that all the current directors, with the exception of Mr. Hook, are independent.

Enterprise Risk Management

The Company has an enterprise risk management program implemented by members of the Company’s senior management. The enterprise risk management program as a whole is reviewed semi-annually with the Board. Enterprise risks are identified and prioritized by management, and individual prioritized risks may be overseen by the full Board or a committee, as appropriate. For example, strategic risks are overseen by the full board; financial risks are overseen by the Audit Committee; and scientific and technology risks are overseen by the Technology Development and Innovation Committee. Management regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee.

Meetings and Committees of the Board

The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Development and Innovation Committees. Each committee has a written charter which can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.” Copies of the charters may be obtained without charge by any stockholder of record by written request made to the Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.

The Board held five meetings in 2012. Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which each director served. All of the Company’s directors then serving on the Board, except Ms. Bailey and Mr. Melia, attended the 2012 annual meeting of stockholders. The Company encourages, but has no formal policy regarding, director attendance at its annual meeting of stockholders.

Audit Committee—The Audit Committee consists of Messrs. Bihl, Dziedzic, Melia (Chair) and Soderberg. The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm and (v) Company’s system of disclosure controls and procedures (vi) the Company’s system of internal controls regarding finance, accounting, legal compliance, related person transactions and ethics that management and the Board have established. The Board has considered and, based upon that consideration, determined that Mr. Melia’s simultaneous service on three other public company audit committees does not impair his ability to serve on the Company’s Audit Committee. The Audit Committee had thirteen meetings in 2012.

Compensation and Organization Committee—The Compensation and Organization Committee consists of Ms. Bailey and Messrs. Dziedzic, Soderberg (Chair) and Summers. The Compensation and Organization Committee’s primary purpose is establishing the Company’s executive compensation programs that will attract, retain and motivate superior executives and ensure that senior executives of the Company and its wholly owned subsidiaries are compensated appropriately in a manner consistent with the Company’s compensation philosophy, internal equity considerations, competitive practice and the requirements of the IRC. The Compensation and Organization Committee also administers the Company’s stock incentive plans. The Compensation and Organization Committee had seven meetings in 2012.

Corporate Governance and Nominating Committee—The Corporate Governance and Nominating Committee consists of Ms. Bailey (Chair), Dr. Miller and Messrs. Mazzocchi, Sanford and Summers. Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent directors, and the need for financial or other specialized expertise. Applying these criteria, but without any formal policy regarding diversity, the Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as by management and stockholders, and recommends director nominees to the Board. The Corporate Governance and Nominating Committee uses the same process for evaluating candidates for director regardless of the source of the recommendation, and also has sole authority to retain a search firm to assist in identifying qualified director candidates. Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s offices at 10000 Wehrle Drive, Clarence, New York 14031. The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service.

The Corporate Governance and Nominating Committee also develops and recommends to the Board corporate governance guidelines applicable to the Company and evaluates the effectiveness of the Board. The Corporate Governance and Nominating Committee had six meetings in 2012.

Technology Development and Innovation Committee—The Technology Development and Innovation Committee consists of Dr. Miller (Chair), Messrs. Bihl, Hook, Mazzocchi and Melia. The Technology Development and Innovation Committee periodically examines and provides oversight to management’s direction and investment in the Company’s research and development activities, as well as in its technology and commercialization initiatives, and advises the Board on scientific matters that include major internal projects, interaction with academic and other outside research organizations and the acquisition of technologies and products. The Technology Development and Innovation Committee had four meetings in 2012.

Executive Sessions of the Board

The independent non-management directors, consisting of all directors except Mr. Hook, meet without management in executive session at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate. Mr. Sanford, Board Chairman, presides at the meetings of the non-management directors when they meet in executive session.

Communications with the Board

Any stockholder or interested party who wishes to communicate with the Board may do so electronically by sending an e-mail to Messrs. Sanford or Melia via the Whistleblower Information page which can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance,” by leaving a confidential voicemail message for either Mr. Sanford (716-759-5501) or Mr. Melia (716-759-5508), or by writing to the following address: Board of Directors, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, NY 14031.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2012, Ms. Bailey and Messrs. Soderberg and Summers served on the Compensation and Organization Committee. Mr. Dinkins also served on this Committee until his appointment as the Company’s Chief Financial Officer on March 5, 2012. No person who served as a member of the Compensation and Organization Committee during fiscal year 2012 was (i) an officer or employee of the Company or any of its subsidiaries during such fiscal year (except Mr. Dinkins as described above), (ii) formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933.

2012 Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. For 2012, each non-employee director was paid a retainer of $150,000 ($210,000 for the Chairman) in a combination of cash and equity awards. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. All awards and changes to directors’ compensation are approved by the Board.

Cash Compensation—For 2012, the cash portion of each non-employee director’s annual retainer was $30,000. Directors also received additional cash payments as follows:

Chairman of the Board	$40,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Development and Innovation Committee Chair	10,000
Committee Meeting Fees (Including Telephonic Meetings)	1,000 per meeting attended
Board Meeting Fees for each Meeting Attended in Excess of Five	1,000 per meeting attended

Equity Compensation—For 2012, the equity-based portion of each non-employee director’s annual retainer was equal in value to $120,000 ($180,000 for the Chairman). The equity compensation was comprised of one-half non-qualified stock options and one-half restricted stock. The number of stock options awarded is determined using the Black-Scholes value of those options on the date of grant. The stock options have an exercise price equal to the closing price of the Common Stock on the date of grant. The amount of restricted shares granted is calculated using the closing price of the Company’s Common Stock on the date of grant. All equity-based awards are granted on the first day of the Company’s fiscal year and vest in equal quarterly installments on first day of each quarter of the Company’s fiscal year in which they were granted. For 2012, the equity awards were granted on January 1, 2012.

On the date a non-employee director first becomes a member of the Board, that director is granted a stock option award equal in value to $100,000. The number of stock options awarded is determined using the Black-Scholes value of those options on the date of grant. The stock options have an exercise price equal to the closing price of the Common Stock on the date of grant and become exercisable in three equal annual installments beginning on the first company fiscal year-end date which is at least six months after the date of grant.

In order to align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation Committee designed and the Board approved stock ownership guidelines. These ownership guidelines require non-employee directors to own at least $90,000 in value in shares of the Company. The following table provides the status of our directors towards achieving these ownership guidelines as of December 28, 2012:

Non-Employee Directors	% of Ownership Guideline Achieved
Pamela G. Bailey	Achieved
Anthony P. Bihl III(1)	85%
Rudy A. Mazzocchi(2)	6%
Kevin C. Melia	Achieved
Dr. Joseph A. Miller, Jr.	Achieved
Bill R. Sanford	Achieved
Peter H. Soderberg	Achieved
William B. Summers, Jr.	Achieved

(1)	Appointed as director on October 13, 2011.
(2)	Appointed as director on December 5, 2102.

Non-employee directors are expected to hold all equity awards, net of applicable taxes, until their tenure as a Board member has ended or the applicable award is set to expire.

The following table contains information concerning the total compensation earned by each non-employee director of Greatbatch during 2012:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	Non- Equity Incentive Plan Comp.	Change in Pension Value and Non- Qualified Deferred Comp. Earnings	All Other Comp.	Total
Pamela G. Bailey	$63,000	$59,979	$59,998	$—	$—	$—	$182,977
Anthony P. Bihl III	52,500	59,979	59,998	—	—	—	172,477
Michael Dinkins(3)	19,000	34,240	32,211	—	—	—	85,451
Rudy A. Mazzocchi (4)	12,000	4,999	114,540	—	—	—	131,539
Kevin C. Melia	79,500	59,979	59,998	—	—	—	199,477
Dr. Joseph A. Miller, Jr.	60,000	59,979	59,998	—	—	—	179,977
Bill R. Sanford	93,500	89,991	89,993	—	—	—	273,484
Peter H. Soderberg	75,250	59,979	59,998	—	—	—	195,227
William B. Summers, Jr.	50,500	59,979	59,998	—	—	—	170,477
Dr. Helena S. Wisniewski (5)	20,000	34,240	32,211	—	—	—	86,451

(1)	The amounts indicated represent the amount earned for retainers and Board or committee meeting fees.
(2)	The amounts represent the aggregate fair value of awards granted. The valuation is based on the assumptions and methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2013. During 2012, $12,925 of additional compensation expense was recognized on director awards due to a modification of the vesting term that occurred during the year.
(3)	Mr. Dinkins resigned from the Board on May 4, 2012, prior to his appointment as the Company’s Chief Financial Officer.
(4)	Mr. Mazzocchi joined the Board of Directors on December 5, 2012.
(5)	Dr. Wisniewski did not stand for re-election to the Board in 2012. Accordingly, her term as a Director ended on May 18, 2012.

The following table contains information concerning the equity-based compensation and outstanding stock options for each non-employee director of Greatbatch:

	Aggregate Grant Date Fair Value Received in 2012		Aggregate Number of Stock Options
Name	Stock Awards	Option Awards	December 28, 2012
Pamela G. Bailey	$59,979	$59,998	54,077
Anthony P. Bihl III	59,979	59,998	20,721
Michael Dinkins	34,240	32,211	61,364
Rudy A. Mazzocchi	4,999	114,540	12,686
Kevin C. Melia	59,979	59,998	42,936
Dr. Joseph A. Miller, Jr.	59,979	59,998	53,827
Bill R. Sanford	89,991	89,993	74,016
Peter H. Soderberg	59,979	59,998	54,077
William B. Summers, Jr.	59,979	59,998	54,077
Dr. Helena S. Wisniewski	24,240	32,211	—

Related Person Transactions

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). A copy of the Company’s policy on related person transactions can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance.” Under this policy, every proposed transaction between the Company and a director, executive officer, a director nominee, stockholder owning in excess of 5% of the Common Stock or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee. If the transaction involves a related person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval. In the event management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a related person transaction, the Chairperson of the Audit Committee may review and approve the related person transaction. The Chairperson of the Audit Committee will report any such approval to the Audit Committee at the next regularly scheduled meeting. All related person transactions are reported by the Audit Committee to the Board. In the event the Company becomes aware of a related person transaction that has not been approved, the matter shall be reviewed by the Audit Committee who shall evaluate all options available to the Company, including ratification, revision or termination of such transaction. The Audit Committee will also examine the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee and shall take any such action as deemed appropriate under the circumstances. The Board has determined that there were no related person transactions, as defined above, that occurred in 2012.

Audit Committee Report

The Audit Committee consists of Messrs. Bihl, Dziedzic, Melia (Chair) and Soderberg, each of whom the Board has determined is “independent” in accordance with applicable laws and the listing standards of the NYSE. The Board has also determined that Messrs. Bihl, Dziedzic, Melia and Soderberg each also qualify as an “audit committee financial expert” under the applicable rules of the SEC. The Audit Committee functions pursuant to a written charter, a copy of which can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance,” and “Committee Composition and Charters.”

The Audit Committee reviewed and discussed the information contained in the Company’s 2012 quarterly earnings announcements with management and the independent registered public accounting firm prior to public release. They also reviewed and discussed the information contained in the Company’s 2012 Forms 10-Q and Form 10-K with management and the independent registered public accounting firm prior to filing with the SEC. In addition, the Audit Committee met regularly with management, internal auditors and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.

In connection with the Company’s fiscal year 2012 consolidated financial statements, the Audit Committee has:

•	reviewed and discussed with management the Company’s 2012 audited consolidated financial statements;

•

discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB AU Section 380, Communication with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards; and

•

received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2012.

Respectfully submitted,

Anthony P. Bihl III

Joseph W. Dziedzic

Kevin C. Melia (Chair)

Peter H. Soderberg

Members of the Audit Committee

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal intended to be considered for inclusion in the proxy statement for presentation at the Company’s 2014 Annual Meeting of Stockholders must submit such proposal so that the Company receives it by December 19, 2013. The proposal should be submitted to the Company’s principal executive offices in Frisco, Texas by certified mail, return receipt requested, and should be directed to the Vice President, General Counsel & Secretary of the Company. In addition, the Company’s by-laws require that notice of any business proposed by a stockholder to be brought before an annual meeting, whether or not proposed for inclusion in the Company’s proxy statement, must be received by the Secretary of the Company not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting, which for business proposed for the 2014 Annual Meeting is between January 21, 2014 and February 20, 2014.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2012 may be obtained without charge by any stockholder by written request made to Christopher J. Thome, Assistant Corporate Controller, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031. Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2012 can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Financial Information.”

By Order of the Board of Directors,

/s/ Timothy G. McEvoy

Timothy G. McEvoy

Vice President, General Counsel & Secretary

Clarence, New York

April 18, 2013

Greatbatch, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Pamela G. Bailey	☐	☐	02 - Anthony P. Bihl III	☐	☐	03 - Joseph W. Dziedzic	☐	☐
04 - Thomas J. Hook	☐	☐	05 - Rudy A. Mazzocchi	☐	☐	06 - Kevin C. Melia	☐	☐
07 - Dr. Joseph A. Miller, Jr.	☐	☐	08 - Bill R. Sanford	☐	☐	09 - Peter H. Soderberg	☐	☐
10 - William B. Summers, Jr.	☐	☐						

+

	For	Against	Abstain
2. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR GREATBATCH, INC. FOR FISCAL YEAR 2013.	☐	☐	☐
3. APPROVE BY NON-BINDING ADVISORY VOTE THE COMPENSATION OF GREATBATCH, INC.'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐

4. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 6 2 0 2 3 2 +

01MXLB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GREATBATCH, INC.

2595 DALLAS PARKWAY, SUITE 310
FRISCO, TEXAS 75034
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2013

The undersigned hereby appoint(s) Michael Dinkins and Timothy G. McEvoy, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Greatbatch, Inc. to be held at 12:00 p.m. Central Daylight Time on May 21, 2013 at the company's corporate offices at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.

IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT FURNISHED WITH THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, FOR THE APPROVAL OF THE COMPENSATION OF GREATBATCH, INC.'S NAMED EXECUTIVE OFFICERS, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

If you have a beneficial interest in shares allocated to your account under the Greatbatch, Inc. 401(k) Retirement Plan, then this card also constitutes your voting instructions to the trustee of that plan. If you do not submit a proxy or otherwise provide voting instructions, or if you do not attend the annual meeting and vote by ballot, the trustee of that plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received, except that the trustee, in the exercise of the trustee's fiduciary duties, may determine that the trustee must vote the shares in some other manner. If you plan to attend the meeting, please check the appropriate box on your proxy card and return the proxy card.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)